Exhibit 99.1

PRESSRELEASE
Helix Energy Solutions Group, Inc.   •    400 N. Sam Houston Parkway E., Suite 400   •    Houston, TX 77060-3500   •   281-618-0400   •   fax: 281-618-0505

For Immediate Release	06-029

		Contact:	Wade Pursell
Date:	October 31, 2006	Title:	Chief Financial Officer
Helix Reports Third Quarter Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported third quarter net income of $57.0 million, or $0.60 per diluted share.
Summary of Results
(in thousands, except per share amounts and percentages)

	Third		Second	Nine
	Quarter		Quarter	Months
	2006	2005	2006	2006	2005

Revenues	$374,424	$209,338	$305,013	$971,085	$535,444

Gross Profit	130,470	82,928	131,692	364,428	187,220
	35%	40%	43%	38%	35%

Net Income	57,029	42,671	69,139	181,557	94,108
	15%	20%	23%	19%	18%

Diluted Earnings Per Share	0.60	0.53	0.83	2.09	1.17
Martin Ferron, President and Chief Executive Officer of Helix, stated, “This was a rare quarter when we failed to meet our earnings expectations for the following main reasons:
•	Our oil and gas sales averaged 35 mcfe/d less than our projection, due primarily to pipeline shut-ins and production management issues following the acquisition of Remington.

•	We had four major marine assets in the shipyard for longer than anticipated to complete maintenance or upgrade work.

•	We incurred $16 million of dry hole cost related to two deepshelf wells commenced by Remington in the second quarter before the acquisition was closed.

•	We had around $6 million of contracting profit elimination due to a focus on providing assets for production restoration.

•	We expensed around $6 million of facility repair work caused by the hurricanes of last year. Eventually insurance proceeds should cover much of this cost.

•	We incurred around $2 million of true one off integration costs linked to the acquisition of Remington.

•	Spot natural gas prices were lower than expected, especially later in the quarter.
“All of these factors contributed to around $0.40 of earnings shortfall. The better news is that in Q4: we are gradually improving our production as we get access to previously shut-in pipelines; all four of the major marine assets will achieve much improved utilization; we have a new production management team in place; we have reprioritized the deep shelf drilling program; spot natural gas are higher; and we should not incur any further one time acquisition related costs.
“Due to the improved situation in Q4 we maintain the full year 2006 earnings guidance of $2.80 - $3.20/share as provided on October 2nd. We anticipate providing updated guidance for 2007 following Board approval of our budget in mid-December.”
Financial Highlights
•	Revenues: The $165.1 million increase in year-over-year third quarter revenues was driven primarily by significant improvements in contracting services revenues due to the introduction of newly acquired assets and much better market conditions. In addition, Oil and Gas sales increased $69.6 million due primarily to the production added from the Remington acquisition.

•	Margins: 35% is five points less than the year ago quarter due primarily to the aforementioned dry hole costs and facility repair costs. Without these charges, gross margin for the third quarter 2006 would have been 41%.

•	SG&A: $30.3 million increased $14.4 million from the same period a year ago due primarily to increased overhead to support the Company’s growth. This level of SG&A was 8% of third quarter revenues, same as the year ago quarter.

•	Equity in Earnings: $1.9 million reflects primarily our share of Deepwater Gateway, L.L.C.’s earnings for the quarter relating to the Marco Polo facility offset by a loss on our investment in OTSL (our Trinidadian investment) due primarily to mechanical issues experienced on the Witch Queen.

•	Income Tax Provision: The Company’s effective tax rate for the quarter was 35% which is less than the 37% rate in last year’s third quarter due primarily to the Company’s ability to realize foreign tax credits due to improved profitability both domestically and in foreign jurisdictions.

•	Shares Outstanding: On July 1, 2006, Helix acquired Remington Oil & Gas for approximately $1.4 billion paying approximately 60% with cash and 40% with Helix stock. The additional shares were the primary cause of total diluted shares outstanding increasing to 96.9 million for the third quarter 2006 from 82.2 million in the third quarter 2005. In addition, the Board of Directors authorized the Company to buy back up to $50 million of its stock in the open market. During October approximately 1.1 million shares were purchased at a weighted average price of $29.22 per share.

•	Balance Sheet: To fund the cash portion of the Remington acquisition the Company entered into an $835 million Term B facility increasing total debt to $1,277 million as of September 30, 2006. This represents 47% debt to book capitalization and with $593 million of EBITDAX during the last twelve months, this represents 2.2 times trailing twelve month EBITDAX.
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). In addition, reconciliations of non-GAAP measures are included on the Investor Relations page of our website. The call, scheduled for 9:00 a.m. Central

Standard Time on Wednesday, November 1, 2006, will be webcast live. A replay will be available from the Audio Archives page.
Helix Energy Solutions, headquartered in Houston, Texas, is an energy services company that provides innovative solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including diving services, shelf and deepwater construction, robotics, well operations, well engineering and subsurface consulting services, platform ownership and oil and gas production.
FORWARD-LOOKING STATEMENTS
This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2005 and subsequent quarterly reports on Form 10-Q. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2006	2005	2006	2005
	(Unaudited)

Net revenues	$374,424	$209,338	$971,085	$535,444
Cost of sales	243,954	126,410	606,657	348,224

Gross profit	130,470	82,928	364,428	187,220

Gain on sale of assets, net	2,287	329	2,570	1,254
Selling and administrative	30,309	15,892	78,751	41,588

Income from operations	102,448	67,365	288,247	146,886
Equity in earnings of investments	1,897	3,721	12,653	8,158
Net interest expense and other	15,103	2,766	20,543	4,868

Income before income taxes	89,242	68,320	280,357	150,176
Income tax provision	31,409	25,099	96,387	54,418

Net income	57,833	43,221	183,970	95,758
Preferred stock dividends	804	550	2,413	1,650
Net income applicable to common shareholders	$57,029	$42,671	$181,557	$94,108

Other Financial Data:
Net income applicable to common shareholders	$57,029	$42,671	$181,557	$94,108
Preferred stock dividends	804	550	2,413	1,650
Income tax provision	31,409	25,099	96,387	54,418
Net Interest expense and other	15,103	2,766	20,543	4,868
Non-cash stock compensation expense	1,910	311	5,726	708
Depreciation and amortization	63,879	28,746	131,451	83,925
Non-cash impairment	—	—	—	790
Dry hole expense	16,869	—	37,615	—
Exploration expense	2,651	928	3,680	5,950
Share of equity investments:
Depreciation	1,238	1,200	3,720	3,207
Interest expense, net	79	143	253	1,562
EBITDAX(1)	$190,971	$102,414	$483,345	$251,186

Weighted Avg. Shares Outstanding:
Basic	91,531	77,526	82,706	77,372

Diluted	96,918	82,160	88,209	81,962

Earnings Per Share:
Basic	$0.62	$0.55	$2.20	$1.22

Diluted	$0.60	$0.53	$2.09	$1.17

(1)	The Company calculates EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, dry hole and non-cash impairments, exploration expense, non-cash stock compensation expense and the Company’s share of depreciation, net interest expense and taxes from its equity investments. EBITDAX and EBITDAX margin (defined as EBITDAX divided by net revenues) are supplemental non-GAAP financial measurements used by the Company and investors in the energy industry in the evaluation of its business due to the measurements being similar to income from operations.
Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS’ EQUITY
(000's omitted)	Sep. 30, 2006	Dec. 31, 2005		Sep. 30, 2006	Dec. 31, 2005

	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$127,785	$91,080	Accounts payable	$208,398	$99,445
Accounts receivable	299,980	228,058	Accrued liabilities	177,192	145,752
Other current assets	102,143	52,915	Current mat of L-T debt(2)	14,727	6,468

Total Current Assets	529,908	372,053	Total Current Liabilities	400,317	251,665

Net Property & Equipment:			Long-term debt(2)	1,262,098	440,703
Marine Contracting	693,563	524,890	Deferred income taxes	441,359	167,295
Oil and Gas Production	1,352,931	391,472	Decommissioning liabilities	138,713	106,317
Equity Investments	210,457	179,844	Other long-term liabilities	4,582	10,584
Goodwill	805,706	101,731	Convertible preferred stock (2)	55,000	55,000
Other assets, net	117,382	90,874	Shareholders’ equity (2)	1,407,878	629,300

Total Assets	$3,709,947	$1,660,864	Total Liabilities & Equity	$3,709,947	$1,660,864

(2)	Debt to book capitalization — 47% at September 30, 2006. Calculated as total debt ($1,276,825) divided by sum of total debt, convertible preferred stock and shareholders’ equity ($2,739,703).